Press Release

Vuzix Announces $3,000,000 in Financing

Private Placement Led by Existing Institutional Shareholders; Proceeds to Ramp-Up Production and Marketing of its Award Winning M100 Smart Glasses

ROCHESTER, NEW YORK (June 2, 2014) - Vuzix Corporation (OTC:QB: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Video Eyewear and smart glasses products in the consumer, commercial and entertainment markets, reported today that it has entered into a definitive agreement with institutional investors for the sale of $3 million in aggregate principal amount of 5% Senior Secured Convertible Notes (“the Notes”) due June 2, 2017.

Net proceeds from the sale will accelerate the Company’s M100 offshore production ramp-up with its new features and software capabilities. A broader M100 marketing campaign internationally will also be launched. The proceeds will also facilitate the implementation of Vuzix’ new waveguide manufacturing process equipment for use in Vuzix’ next generation smart glasses products. In addition, the Company will pursue final designs and tooling for its V720 video headphone products.

Under the terms of the agreement, there are no scheduled principal or interest payments on the Notes until its maturity date of June 2, 2017. The Notes are convertible into common stock at a conversion price of $2.25 per share, and are secured by all the present and future assets of the Company and its subsidiaries pursuant to a security agreement and subsidiary guaranty. No warrants were issued in connection with this financing.

Paul Travers, Chief Executive Officer of Vuzix, said “We are thankful for the continued support of our shareholders and their shared excitement about the future of Vuzix. The terms they have offered the Company with its low interest rate, long maturity, no warrants, and minimal transaction costs are very favorable and demonstrates their sustained commitment to make Vuzix a market leader in the wearable technology space. This financing will allow us to advance our technology for implementation in next generation products all the sooner.”

The definitive agreement occurred directly with the Company’s major institutional investors and therefore no placement agent was used in the private placement. Further details of the private placement financing will be available in the Company’s Form 8-K to be filed with the SEC by the Company and all of the transaction documents will be filed as exhibits to the Form 8-K.

The securities offered in the private placement financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of any securities of the Company where such offer, solicitation or sale would be unlawful prior to the registration or qualification under applicable securities laws.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 39 patents and 10 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2014 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (VUZI.QB) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the closing of the private placement financing, the impact of the new features and marketing of the M100, further waveguide technology improvements and manufacturing process improvements, the development process and tooling of the V720 video headphones, among other things, and the Company’s leadership in the Video Eyewear industry. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further Investor Information, please contact:

Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

877-368-3566

Vuzix Corporation

2166 Brighton Henrietta Townline Road

Rochester, NY 14623 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: +1 (585) 359-7562

www.vuzix.com